Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Reports First Quarter GAAP EPS from Continuing Operations of $2.85, and All-Time Record Quarter Adjusted EPS from Continuing Operations of $2.79
•First quarter 2021 GAAP EPS from continuing operations was $2.85, compared to first quarter 2020 loss per share from continuing operations of $2.58
•First quarter 2021 Adjusted EPS from continuing operations was an all-time record $2.79, an increase of 207% compared to Adjusted EPS from continuing operations of $0.91 in the prior year
•First quarter 2021 same store revenue and same store gross profit were each up 27%, compared to the same period a year ago
•First quarter 2021 SG&A as a percentage of gross profit was 62.7%, an improvement of 1,120 basis points compared to the prior year
•During the first quarter of 2021, AutoNation repurchased 3.8 million shares of common stock for an aggregate purchase price of $306 million
•AutoNation announces agreement to acquire 11 stores and 1 collision center operating in Hilton Head and Columbia, South Carolina, and Savannah, Georgia, from Peacock Automotive Group, representing approximately $380 million in annual revenue
•AutoNation is targeting to have over 130 AutoNation USA stores in operation from coast-to-coast by the end of 2026
•AutoNation targets selling 1 million combined new and pre-owned vehicles annually
FORT LAUDERDALE, Fla., (April 20, 2021) — AutoNation, Inc. (NYSE: AN), America’s largest and most recognized automotive retailer, today reported first quarter 2021 net income from continuing operations of $240 million, or $2.85 per share. First quarter 2021 GAAP results included a gain related to the sale of our remaining equity investment in Vroom of $6 million after-tax, or $0.07 per share. First quarter 2020 net loss from continuing operations was $232 million, or $2.58 per share. In the first quarter of 2020, the Company recorded non-cash goodwill, franchise rights, and other impairment charges totaling $315 million after-tax, or $3.49 per share. These non-cash charges were primarily the result of COVID-19 related impacts to the business and market valuation. First quarter 2021 Adjusted EPS from continuing operations was an all-time record $2.79, an increase of 207%, compared to the first quarter 2020 Adjusted EPS from continuing operations of $0.91. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

Operational Summary
First quarter 2021 Operational Summary:

•New Vehicle Retail Unit Sales – Same-store new vehicle unit sales increased 22% compared to the prior year and increased 12% compared to the first quarter of 2019.
•Used Vehicle Retail Unit Sales – Same-store used vehicle unit sales increased 28% compared to the prior year and increased 20% compared to the first quarter of 2019.
•Revenue – Same-store revenue was $5.9 billion, an increase of 27% compared to the year-ago period.
•Gross Profit - Same-store gross profit totaled $1.0 billion, an increase of 27% compared to the year-ago period.
•New Vehicle Gross Profit - Same-store new vehicle gross profit per vehicle retailed was $2,739, up $1,041 or 61% compared to the year-ago period.
•Used Vehicle Gross Profit - Same-store used vehicle gross profit per vehicle retailed was $1,744, up $255 or 17% compared to the year-ago-period.

•Customer Financial Services Gross Profit - Same-store Customer Financial Services gross profit per vehicle retailed was a record $2,218, up $128 or 6% compared to the year-ago period.
•SG&A as a Percentage of Gross Profit –SG&A as a percentage of gross profit was 62.7%, an improvement of 1,120 basis points compared to the prior year.

Selected GAAP Financial Data	($ in millions, except per share data)
	Q1 2021	Q1 2020	YoY
Revenue	$5,903.8	$4,667.0	27%
Gross Profit	$1,032.8	$813.2	27%
Operating Income (Loss)	$336.9	$(219.3)	NM
Net Income (Loss) from Continuing Operations	$239.5	$(232.2)	NM
Diluted EPS (Loss per share) from Continuing Operations	$2.85	$(2.58)	NM

Same-store Revenue	$5,903.7	$4,644.5	27%
Same-store Gross Profit	$1,032.9	$810.5	27%

Selected Non-GAAP Financial Data	($ in millions, except per share data)
	Q1 2021	Q1 2020	YoY
Adjusted Operating Income	$336.9	$164.9	104%
Adjusted Net Income from Continuing Operations	$233.8	$82.4	184%
Adjusted Diluted EPS from Continuing Operations	$2.79	$0.91	207%

Capital Allocation
AutoNation remains on track to open 5 new AutoNation USA stores in 2021 and 12 additional new stores in 2022. We are excited to announce our store in San Antonio, TX, which represents a new market for the Company, will be opening by the end of the second quarter. AutoNation is targeting to have over 130 AutoNation USA stores in operation from coast-to-coast by the end of 2026. The AutoNation USA stores will continue to leverage the AutoNation brand, scale, and proven Customer-centric processes to capture a larger share of the used vehicle market.

AutoNation today announced it has signed an agreement to acquire 11 stores and 1 collision center operating in Hilton Head and Columbia, South Carolina, and Savannah, Georgia, from Peacock Automotive Group, representing approximately $380 million in annual revenue. The completion of this acquisition will increase AutoNation’s footprint from coast-to-coast with over 325 locations. This transaction is subject to customary terms and conditions, including manufacturer approval, and is expected to close in the Summer. AutoNation targets selling 1 million combined new and pre-owned vehicles annually, through organic growth, expansion of AutoNation USA, and future acquisitions.

During the first quarter of 2021, AutoNation repurchased 3.8 million shares of common stock for an aggregate purchase price of $306 million. AutoNation has approximately $892 million remaining Board authorization for share repurchase. As of April 16, 2021, AutoNation had approximately 80 million shares outstanding.

Liquidity and Leverage
As of March 31, 2021, AutoNation had $2.1 billion of liquidity, including $350 million in cash and approximately $1.8 billion of availability under our revolving credit facility. The Company’s covenant leverage ratio was 1.3x at quarter-end, or 1.1x net of cash and used floorplan availability. AutoNation had approximately $1.8 billion of non-vehicle debt outstanding as of March 31, 2021.

Segment Results
Segment results(1) for the first quarter 2021 were as follows:
First Quarter 2021 Segment Results
•Domestic – Domestic segment income(2) was $119 million compared to year-ago segment income of $54 million, an increase of 119%.
•Import – Import segment income(2) was $126 million compared to year-ago segment income of $66 million, an increase of 91%.

•Premium Luxury – Premium Luxury segment income(2) was $159 million compared to year-ago segment income of $80 million, an increase of 98%.

The first quarter conference call may be accessed by telephone 833-979-2844 (Conference ID: 7080235) at 10:00 a.m. Eastern Time today or on AutoNation’s investor relations website at investors.autonation.com.

The webcast will also be available on AutoNation’s website under “Events & Presentations” following the call. A playback of the conference call will be available after 1:00 p.m. Eastern Time on April 20, 2021, through May 11, 2021, by calling 800-585-8367 (Conference ID: 7080235). Additional information regarding AutoNation’s results can be found in the Investor Presentation available at: investors.autonation.com.
(1)AutoNation has three reportable segments: Domestic, Import, and Premium Luxury. The Domestic segment is comprised of stores that sell vehicles manufactured by General Motors, Ford, and FCA US; the Import segment is comprised of stores that sell vehicles manufactured primarily by Toyota, Honda, Subaru, Nissan, and Hyundai; and the Premium Luxury segment is comprised of stores that sell vehicles manufactured primarily by Mercedes-Benz, BMW, Lexus, Jaguar Land Rover, and Audi.
(2)Segment income represents income for each of our reportable segments and is defined as operating income less floorplan interest expense.
About AutoNation, Inc.
AutoNation, America’s largest and most recognized automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of March 31, 2021, AutoNation owned and operated 315 locations from coast to coast. AutoNation has sold over 13 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Since 2013, AutoNation has raised over $26 million to drive out cancer, create awareness, and support critical research through its DRIVE PINK initiative, which was officially branded in 2015.

Please visit www.autonation.com, investors.autonation.com, www.twitter.com/CEOMikeJackson, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations. Please also visit www.autonationdrive.com, AutoNation’s automotive blog, for information regarding the AutoNation community, the automotive industry, and current automotive news and trends.

NON-GAAP FINANCIAL MEASURES
This news release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, which exclude certain items disclosed in the attached financial tables. As required by SEC rules, the Company provides reconciliations of these measures to the most directly comparable GAAP measures. The Company believes that these non-GAAP financial measures improve the transparency of the Company's disclosure, provide a meaningful presentation of the Company's results excluding the impact of items not related to the Company's ongoing core business operations, and improve the period-to-period comparability of the Company's results from its core business operations. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated and presented in accordance with GAAP.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as "anticipates," "expects," "intends," "goals," “targets,” “goals,” "plans," "believes," "continues," "may," "will," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our strategic initiatives, partnerships, or investments (including the planned expansion of our AutoNation USA pre-owned vehicle stores); pending acquisitions (including the planned acquisition of the Peacock Automotive Group stores); and our investments in digital and online capabilities and other brand extension strategies; as well as statements regarding our expectations for the future performance of our business (including with respect to new and pre-owned vehicle sales targets), and the automotive retail industry, and other statements that describe our objectives, goals, or plans, are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties, and other factors that are difficult to predict and may cause our actual results, performance, or achievements to be materially different from any future results, performance, and achievements expressed or implied by these statements. These risks, uncertainties, and other factors include, among others: economic conditions, including changes in consumer demand, unemployment rates, interest rates, fuel prices, and tariffs; our ability to implement successfully our strategic initiatives, partnerships, and investments, including the planned expansion of our AutoNation USA stores; our ability to identify, acquire, and build out suitable locations in a timely manner; our ability to acquire and integrate successfully new franchises; restrictions imposed by vehicle manufacturers and our ability to obtain manufacturer approval for acquisitions; our ability to develop successfully our digital and online capabilities and other brand extension strategies; our ability to maintain and enhance our retail brands and reputation and to attract consumers to our own digital channels; our ability to attain planned sales volumes within our expected time frames; new and used vehicle margins; our ability to successfully implement and maintain expense controls; the success and financial viability and the incentive and marketing programs of vehicle manufacturers and distributors with which we hold franchises; the response by federal, state, and local governments and other third parties to, and the economic impacts of, the COVID-19 pandemic; supply chain disruptions and inventory availability; natural disasters and other adverse weather events; the resolution of legal and administrative proceedings; regulatory factors affecting our business, including fuel economy requirements; the announcement of safety recalls; factors affecting our goodwill and other intangible asset impairment testing; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

AUTONATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue:
New vehicle	$2,982.3	$2,281.9
Used vehicle	1,749.1	1,248.7
Parts and service	851.0	876.3
Finance and insurance, net	313.0	235.8
Other	8.4	24.3
Total revenue	5,903.8	4,667.0
Cost of sales:
New vehicle	2,792.3	2,185.5
Used vehicle	1,608.9	1,157.7
Parts and service	462.0	487.5
Other	7.8	23.1
Total cost of sales	4,871.0	3,853.8
Gross profit	1,032.8	813.2
Selling, general, and administrative expenses	647.9	600.7
Depreciation and amortization	47.9	48.1
Goodwill impairment	—	318.3
Franchise rights impairment	—	57.5
Other expense, net(1)	0.1	7.9
Operating income (loss)	336.9	(219.3)
Non-operating income (expense) items:
Floorplan interest expense	(9.4)	(25.5)
Other interest expense	(21.2)	(23.5)
Other income (loss), net(2)	11.0	(2.9)
Income (loss) from continuing operations before income taxes	317.3	(271.2)
Income tax provision (benefit)	77.8	(39.0)
Net income (loss) from continuing operations	239.5	(232.2)
Loss from discontinued operations, net of income taxes	(0.1)	(0.1)
Net income (loss)	$239.4	$(232.3)
Diluted earnings (loss) per share(3):
Continuing operations	$2.85	$(2.58)
Discontinued operations	$—	$—
Net income (loss)	$2.85	$(2.58)
Weighted average common shares outstanding	83.9	90.0
Common shares outstanding, net of treasury stock, at period end	80.5	87.2

(1)Prior period is primarily comprised of asset impairment charges.
(2)Current period includes gain on minority equity investment.
(3)Earnings per share amounts are calculated discretely and therefore may not add up to the total due to rounding.

AUTONATION, INC.
UNAUDITED SUPPLEMENTARY DATA
($ in millions, except per vehicle data)

Operating Highlights	Three Months Ended March 31,
	2021	2020	$ Variance	% Variance
Revenue:
New vehicle	$2,982.3	$2,281.9	$700.4	30.7
Retail used vehicle	1,644.1	1,162.0	482.1	41.5
Wholesale	105.0	86.7	18.3	21.1
Used vehicle	1,749.1	1,248.7	500.4	40.1
Finance and insurance, net	313.0	235.8	77.2	32.7
Total variable operations	5,044.4	3,766.4	1,278.0	33.9
Parts and service	851.0	876.3	(25.3)	(2.9)
Other	8.4	24.3	(15.9)
Total revenue	$5,903.8	$4,667.0	$1,236.8	26.5
Gross profit:
New vehicle	$190.0	$96.4	$93.6	97.1
Retail used vehicle	125.2	83.5	41.7	49.9
Wholesale	15.0	7.5	7.5
Used vehicle	140.2	91.0	49.2	54.1
Finance and insurance	313.0	235.8	77.2	32.7
Total variable operations	643.2	423.2	220.0	52.0
Parts and service	389.0	388.8	0.2	0.1
Other	0.6	1.2	(0.6)
Total gross profit	1,032.8	813.2	219.6	27.0
Selling, general, and administrative expenses	647.9	600.7	(47.2)	(7.9)
Depreciation and amortization	47.9	48.1	0.2
Goodwill impairment	—	318.3	318.3
Franchise rights impairment	—	57.5	57.5
Other expense, net	0.1	7.9	7.8
Operating income (loss)	336.9	(219.3)	556.2	NM
Non-operating income (expense) items:
Floorplan interest expense	(9.4)	(25.5)	16.1
Other interest expense	(21.2)	(23.5)	2.3
Other income (loss), net	11.0	(2.9)	13.9
Income (loss) from continuing operations before income taxes	$317.3	$(271.2)	$588.5	NM
Retail vehicle unit sales:
New	69,361	56,739	12,622	22.2
Used	71,780	56,149	15,631	27.8
	141,141	112,888	28,253	25.0
Revenue per vehicle retailed:
New	$42,997	$40,217	$2,780	6.9
Used	$22,905	$20,695	$2,210	10.7
Gross profit per vehicle retailed:
New	$2,739	$1,699	$1,040	61.2
Used	$1,744	$1,487	$257	17.3
Finance and insurance	$2,218	$2,089	$129	6.2
Total variable operations(1)	$4,451	$3,682	$769	20.9

(1) Total variable operations gross profit per vehicle retailed is calculated by dividing the sum of new vehicle, retail used vehicle, and finance and insurance gross profit by total retail vehicle unit sales.

NM - Not Meaningful

Operating Percentages	Three Months Ended March 31,
	2021 (%)	2020 (%)
Revenue mix percentages:
New vehicle	50.5	48.9
Used vehicle	29.6	26.8
Parts and service	14.4	18.8
Finance and insurance, net	5.3	5.1
Other	0.2	0.4
	100.0	100.0
Gross profit mix percentages:
New vehicle	18.4	11.9
Used vehicle	13.6	11.2
Parts and service	37.7	47.8
Finance and insurance	30.3	29.0
Other	—	0.1
	100.0	100.0
Operating items as a percentage of revenue:
Gross profit:
New vehicle	6.4	4.2
Used vehicle - retail	7.6	7.2
Parts and service	45.7	44.4
Total	17.5	17.4
Selling, general, and administrative expenses	11.0	12.9
Operating income (loss)	5.7	NM
Operating items as a percentage of total gross profit:
Selling, general, and administrative expenses	62.7	73.9
Operating income (loss)	32.6	NM

NM - Not Meaningful

AUTONATION, INC.
UNAUDITED SUPPLEMENTARY DATA
($ in millions)

Segment Operating Highlights	Three Months Ended March 31,
	2021	2020	$ Variance	% Variance
Revenue:
Domestic	$1,846.7	$1,483.5	$363.2	24.5
Import	1,769.6	1,362.1	407.5	29.9
Premium luxury	2,103.5	1,616.8	486.7	30.1
Total	5,719.8	4,462.4	1,257.4	28.2
Corporate and other	184.0	204.6	(20.6)	(10.1)
Total consolidated revenue	$5,903.8	$4,667.0	$1,236.8	26.5

Segment income*:
Domestic	$118.5	$54.1	$64.4	119.0
Import	125.9	65.9	60.0	91.0
Premium luxury	158.5	80.2	78.3	97.6
Total	402.9	200.2	202.7	101.2
Corporate and other	(75.4)	(445.0)	369.6
Add: Floorplan interest expense	9.4	25.5	(16.1)
Operating income (loss)	$336.9	$(219.3)	$556.2	NM
* Segment income represents income for each of our reportable segments and is defined as operating income less floorplan interest expense.

Retail new vehicle unit sales:
Domestic	21,669	18,327	3,342	18.2
Import	30,843	25,287	5,556	22.0
Premium luxury	16,849	13,125	3,724	28.4
	69,361	56,739	12,622	22.2

Retail used vehicle unit sales:
Domestic	24,479	19,887	4,592	23.1
Import	25,101	19,069	6,032	31.6
Premium luxury	19,534	15,143	4,391	29.0
	69,114	54,099	15,015	27.8

Brand Mix - Retail New Vehicle Units Sold	Three Months Ended
	March 31,
	2021 (%)	2020 (%)
Domestic:
Ford, Lincoln	11.4	11.3
Chevrolet, Buick, Cadillac, GMC	10.9	11.8
Chrysler, Dodge, Jeep, Ram	8.9	9.2
Domestic total	31.2	32.3
Import:
Toyota	22.4	21.2
Honda	12.4	13.6
Nissan	2.5	2.7
Other Import	7.2	7.1
Import total	44.5	44.6
Premium Luxury:
Mercedes-Benz	9.0	9.0
BMW	6.2	5.6
Lexus	2.9	2.5
Audi	2.4	2.2
Jaguar Land Rover	2.3	2.4
Other Premium Luxury	1.5	1.4
Premium Luxury total	24.3	23.1
	100.0	100.0
NM - Not Meaningful

 AUTONATION, INC.
UNAUDITED SUPPLEMENTARY DATA, Continued
($ in millions)

Capital Expenditures / Stock Repurchases	Three Months Ended March 31,
	2021	2020
Capital expenditures (1)	$44.4	$30.0
Cash paid for acquisitions, net of cash acquired	$—	$0.4
Proceeds from exercises of stock options	$21.2	$1.0
Stock repurchases:
Aggregate purchase price	$306.1	$80.0
Shares repurchased (in millions)	3.8	2.5

Floorplan Assistance and Expense	Three Months Ended March 31,
	2021	2020	Variance
Floorplan assistance earned (included in cost of sales)	$32.0	$24.5	$7.5
New vehicle floorplan interest expense	(8.9)	(23.1)	14.2
Net new vehicle inventory carrying benefit	$23.1	$1.4	$21.7

Balance Sheet and Other Highlights	March 31, 2021	December 31, 2020	March 31, 2020
Cash and cash equivalents	$350.0	$569.6	$411.0
Inventory	$2,254.6	$2,598.5	$3,677.0
Total floorplan notes payable	$2,298.0	$2,759.9	$3,682.5
Non-vehicle debt	$1,798.4	$2,101.8	$2,522.0
Equity	$3,193.9	$3,235.7	$2,846.9

New days supply (industry standard of selling days)	29 days	42 days	98 days
Used days supply (trailing calendar month days)	31 days	39 days	48 days

Key Credit Agreement Covenant Compliance Calculations (2)
Leverage ratio		1.32x
Covenant	less than or equal to	3.75x

Capitalization ratio		45.0%
Covenant	less than or equal to	70.0%

(1) Includes accrued construction in progress and excludes property associated with leases entered into during the period.
(2)Calculated in accordance with our credit agreement as filed with the SEC.

AUTONATION, INC.
UNAUDITED SUPPLEMENTARY DATA, Continued
($ in millions, except per share data)

Comparable Basis Reconciliations(1)
	Three Months Ended March 31,
	Operating Income (Loss)		Income (Loss) from Continuing Operations Before Income Taxes		Income Tax Provision (Benefit)(2)		Effective Tax Rate		Net Income (Loss)		Diluted Earnings (Loss) Per Share(3)
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020(4)
As reported									$239.4	$(232.3)	$2.85	$(2.58)
Discontinued operations, net of income taxes									0.1	0.1	$—	$—
From continuing operations, as reported	$336.9	$(219.3)	$317.3	$(271.2)	$77.8	$(39.0)	24.5%	14.4%	239.5	(232.2)	$2.85	$(2.58)
Gain on equity investment	—	—	(7.5)	—	(1.8)	—			(5.7)	—	$(0.07)	$—
Goodwill and franchise rights impairment	—	375.8	—	375.8	—	67.4			—	308.4	$—	$3.42
Asset impairments and net gains on store/property dispositions	—	8.4	—	8.4	—	2.2			—	6.2	$—	$0.07
Adjusted	$336.9	$164.9	309.8	113.0	76.0	30.6	24.5%	27.1%	$233.8	$82.4	$2.79	$0.91

(1)	Please refer to the “Non-GAAP Financial Measures” section of the Press Release.
(2)	Tax expense (benefit) is determined based on the amount of additional taxes or tax benefits associated with each individual item.
(3)	Diluted earnings (loss) per share amounts are calculated discretely and therefore may not add up to the total due to rounding.
(4)	For the three months ended March 31, 2020, the calculations of adjustment items and "adjusted" diluted earnings per share include the impact of dilutive potential common shares. These equity instruments were excluded from the calculation of "as reported" amounts in accordance with GAAP as they would be antidilutive due to the net loss reported in the period.

AUTONATION, INC.
UNAUDITED SAME STORE DATA
($ in millions, except per vehicle data)

Operating Highlights	Three Months Ended March 31,
	2021	2020	$ Variance	% Variance
Revenue:
New vehicle	$2,982.3	$2,281.6	$700.7	30.7
Retail used vehicle	1,644.1	1,161.1	483.0	41.6
Wholesale	105.0	86.6	18.4	21.2
Used vehicle	1,749.1	1,247.7	501.4	40.2
Finance and insurance, net	313.0	235.8	77.2	32.7
Total variable operations	5,044.4	3,765.1	1,279.3	34.0
Parts and service	850.9	855.4	(4.5)	(0.5)
Other	8.4	24.0	(15.6)
Total revenue	$5,903.7	$4,644.5	$1,259.2	27.1

Gross profit:
New vehicle	$190.0	$96.3	$93.7	97.3
Retail used vehicle	125.2	83.5	41.7	49.9
Wholesale	15.0	7.6	7.4
Used vehicle	140.2	91.1	49.1	53.9
Finance and insurance	313.0	235.8	77.2	32.7
Total variable operations	643.2	423.2	220.0	52.0
Parts and service	389.1	386.4	2.7	0.7
Other	0.6	0.9	(0.3)
Total gross profit	$1,032.9	$810.5	$222.4	27.4

Retail vehicle unit sales:
New	69,361	56,729	12,632	22.3
Used	71,780	56,081	15,699	28.0
	141,141	112,810	28,331	25.1

Revenue per vehicle retailed:
New	$42,997	$40,219	$2,778	6.9
Used	$22,905	$20,704	$2,201	10.6

Gross profit per vehicle retailed:
New	$2,739	$1,698	$1,041	61.3
Used	$1,744	$1,489	$255	17.1
Finance and insurance	$2,218	$2,090	$128	6.1
Total variable operations(1)	$4,451	$3,684	$767	20.8

(1) Total variable operations gross profit per vehicle retailed is calculated by dividing the sum of new vehicle, retail used vehicle, and finance and insurance gross profit by total retail vehicle unit sales.

Operating Percentages	Three Months Ended March 31,
	2021 (%)	2020 (%)
Revenue mix percentages:
New vehicle	50.5	49.1
Used vehicle	29.6	26.9
Parts and service	14.4	18.4
Finance and insurance, net	5.3	5.1
Other	0.2	0.5
	100.0	100.0
Gross profit mix percentages:
New vehicle	18.4	11.9
Used vehicle	13.6	11.2
Parts and service	37.7	47.7
Finance and insurance	30.3	29.1
Other	—	0.1
	100.0	100.0
Operating items as a percentage of revenue:
Gross profit:
New vehicle	6.4	4.2
Used vehicle - retail	7.6	7.2
Parts and service	45.7	45.2
Total	17.5	17.5